Exhibit 99.1

EARNINGS RELEASE
PR Contact: Laurie Schalow
(949) 524-4035
MediaRelations@chipotle.com IR Contact: Ashish Kohli, CFA (949) 524-4132 Akohli@chipotle.com

Chipotle ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 RESULTS

FY21 Total revenue increased 26.1% YEAR-OVER-YEAR to $7.5 BILLION

TOTAL NORTH AMERICAN OPPORTUNITY EXPANDED TO 7,000 REStAURANTS WITH annual unit growth of 8% to 10%

NEWPORT BEACH, Calf. – February 8, 2022 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its fourth quarter and fiscal year ended December 31, 2021.

Fourth quarter highlights, year over year:

•	Total revenue increased 22.0% to $2.0 billion
•	Comparable restaurant sales increased 15.2%
•	Digital sales grew 3.8% and accounted for 41.6% of sales
•	Operating margin was 8.1%, an increase from 7.3%
•	Restaurant level operating margin was 20.2%[1], an increase of 70 basis points
•

Diluted earnings per share was $4.69,  compared to $6.69. The fourth quarter of 2020 included an income tax benefit of $3.77. Adjusted diluted earnings per share, which excluded an $0.89 after-tax impact from expenses related to certain legal proceedings, the 2018 performance share (“PSU”) COVID-19 related modification, corporate restructuring, and restaurant asset impairment and closure costs, was $5.58, a 60.3% increase from $3.48.[1]

•	Opened 78 new restaurants

Full year 2021 highlights, year over year:

•	Total revenue increased 26.1% to $7.5 billion
•	Comparable restaurant sales increased 19.3%
•	Digital sales grew 24.7% and accounted for 45.6% of sales
•	Operating margin was 10.7%, an increase from 4.8%
•	Restaurant level operating margin was 22.6%[1], an increase of 520 basis points
•

Diluted earnings per share was $22.90, an 82.9%  increase from $12.52. Adjusted diluted earnings per share, which excluded a $2.52 after-tax impact from expenses related to the 2018 PSU COVID-19 related modification, certain legal proceedings, corporate restructuring, restaurant asset impairment and closure costs, and certain other costs, was $25.42, a 136.9%  increase from $10.73.[1]

•	Opened 215 new restaurants

1 Restaurant level operating margin, adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

“2021 was an outstanding year for Chipotle, highlighting the strength and resiliency of our brand. Together, we accomplished many incredible things as our passionate employees remained dedicated to delivering excellent guest experiences, aligned with our purpose and values,” said Brian Niccol, Chairman and Chief Executive Officer, Chipotle. “Moving forward,  we believe expanding access and convenience through our digital ecosystem, accelerating unit growth, and continuing to develop and support our restaurant employees, will put us in a much stronger competitive position.”

Development Update:

Based on the success of small-town locations that are delivering unit economics at or better than traditional Chipotle locations, we provide the following update to our long-term development opportunity:

•	Over time, we believe there can be at least 7,000 Chipotle restaurants in North America, up from the prior goal of 6,000 restaurants.
•

Given the healthy and improving cash on cash returns, we are building a real estate pipeline that will allow us to accelerate unit growth to be in the range of 8% to 10% per year, with greater than 80% of new restaurants having a Chipotlane.

COVID-19 and Liquidity Update:

Given the resurgence in COVID-19 cases during the fourth quarter due to the Omicron variant, the health and well-being of our employees and guests remains our top priority. Beyond the investments made in our people, restaurants, and supply chain, we are closely following the recommendations of the CDC and local health departments. We have implemented and enhanced numerous protocols that give our employees and guests confidence that Chipotle remains steadfast in our commitment to keep them safe as in-restaurant ordering and dining increases.

As of December 31, 2021, Chipotle continues to maintain a strong financial position with $1.4 billion in cash, investments and restricted cash, and no debt. We also have access to a $500 million untapped credit facility. Our financial strength gives us the opportunity to make on-going strategic investments in our people, business, and communities, which we believe will benefit us for years to come.

Results for the three months ended December 31, 2021:

Total revenue in the fourth quarter was $2.0 billion, an increase of 22.0% compared to the fourth quarter of 2020. The increase in total revenue was driven by a 15.2% increase in comparable restaurant sales and new restaurant openings. Comparable restaurant sales were fairly consistent in each month of the fourth quarter due to a combination of factors including healthy demand for Smoked Brisket, strength in digital sales, and the benefit of menu price increases. Comparable restaurant sales began to moderate in the back half of December as the number of Omicron cases spiked. This trend intensified through January 2022, which also included challenging weather across the country. Assuming the effects of the pandemic continue to subside, we expect first quarter 2022 comparable restaurant sales to be in the mid to high single digits range.

Digital sales grew 3.8% year over year to $811.3 million and represented 41.6% of sales. About half of the digital sales were from order ahead transactions as guests appreciate both the convenience and value offered by this channel, as well as the added convenience of more Chipotlanes.

We opened 78 new restaurants during the fourth quarter with 67 (or 86%) including a Chipotlane. These formats continue to perform very well and are helping enhance guest access and convenience, as well as increase new restaurant sales, margins, and returns.

Food, beverage and packaging costs in the fourth quarter were 31.6% of total revenue, an increase of 60 basis points compared to the fourth quarter of 2020. The increase was due primarily to elevated inflation on beef and freight, and to a lesser extent, avocado costs that more than offset the leverage from menu price increases.

Restaurant level operating margin was 20.2%, an increase from 19.5% in the fourth quarter of 2020. The improvement was driven primarily by leverage from comparable restaurant sales and menu price increases, partially offset by wage inflation and higher commodity costs largely due to beef and freight.

General and administrative expenses for the fourth quarter were $159.8 million on a GAAP basis, or $132.8 million2 on a non-GAAP basis, excluding $18.0 million related to the proposed settlement of legal matters, $7.6 million for a COVID-19 related modification made in December 2020 to the 2018 performance shares, and $1.3 million related to transformation expenses, restaurant closure costs and certain other costs. GAAP and non-GAAP general and administrative expenses for the fourth quarter of 2021 also include $99.9 million of underlying general and administrative expenses, $29.7 million of non-cash stock compensation, $1.8 million related to higher bonus accruals as well as payroll taxes on equity vesting and stock option exercises, and $1.4 million related to the upcoming all-manager conference.

The GAAP effective income tax rate was 20.3% in the fourth quarter of 2021, compared to negative 62.2% in the fourth quarter of 2020. The increase in the tax rate was primarily due to the tax benefit recorded last year for the 2020 federal net operating loss generated and carried back to prior years. This was partially offset by a net reduction in tax expense mostly related to the write-off of uncertain tax position reserves and more equity vesting and exercises in the fourth quarter of 2021. On a non-GAAP basis, the 2021 fourth quarter effective income tax rate was 18.7%2.

Net income for the fourth quarter of 2021 was $133.5 million, or $4.69 per diluted share, a decrease from $191.0 million, or $6.69 per diluted share, which included an income tax benefit of $3.77 per diluted share, in the fourth quarter of 2020.  Excluding the impact of legal expenses, modification expenses related to our 2018 PSUs, corporate restructuring, and restaurant asset impairment, adjusted net income for the fourth quarter 2021 was $159.1 million and adjusted diluted earnings per share was $5.58.

During the quarter, our Board of Directors approved the investment of up to an additional $200.0 million, exclusive of commissions, to repurchase shares of our common stock, subject to market conditions. Including this repurchase authorization, $240.9 million was available as of December 31, 2021. The repurchase authorization may be modified, suspended, or discontinued at any time. We repurchased $168.9 million of stock at an average price per share of $1,750 during the fourth quarter.

Results for the full year ended December 31, 2021:

Total revenue for 2021 was $7.5 billion, an increase of 26.1% compared to 2020. The increase in total revenue was driven by a 19.3% increase in comparable restaurant sales and new restaurant openings.

Digital sales grew 24.7% year over year to $3.4 billion and represented 45.6% of sales. About half of the digital sales were from order ahead transactions as guests better understand the value offered by this channel, as well as the added convenience of more Chipotlanes.

We opened 215 new restaurants during the year, bringing the total restaurant count at year-end to 2,966. Of the 215 new restaurants opened during the year, 174 (or 81%) included a Chipotlane. We had a total of 355 Chipotlanes as of year-end.

Food, beverage and packaging costs were 30.6% of total revenue, a decrease of 170 basis points compared to 2020. The decrease was largely driven by leverage from menu price increases, which was partially offset by higher freight and beef costs.

Restaurant level operating margin was 22.6%, an increase from 17.4% in 2020. The improvement was driven primarily by leverage from comparable restaurant sales and menu price increases, partially offset by wage inflation, higher commodity inflation primarily from freight and beef, as well as increased delivery expenses.

General and administrative expenses were $606.9 million on a GAAP basis, or $518.0 million2 on a non-GAAP basis, excluding $63.1 million for a COVID-19 related modification made in December 2020 to the 2018 performance shares, $20.1 million related to various legal matters,  and $5.6 million related to transformation expenses, restaurant closure costs and certain other costs. GAAP and non-GAAP general and administrative expenses for full year 2021 also include $380.8 million of underlying general and administrative expenses, $109.5 million of non-cash stock compensation, $24.9 million related to higher bonus accruals as well as payroll taxes on equity vesting and stock option exercises, and $2.9 million related to the upcoming all-manager conference.

The GAAP effective income tax rate was 19.7% in 2021, compared to negative 21.1% in 2020. The increase in the tax rate was primarily due to the tax benefit booked last year for the 2020 federal net operating loss generated and carried back to prior years, as well as the proportionality of the excess tax benefits from equity vesting and exercises relative to profit before tax in each respective year. This was partially offset by a net reduction in tax expense mostly related to the write-off of uncertain tax position reserves in 2021. On a non-GAAP basis, the 2021 full year effective income tax rate was 20.0%.

2 Non-GAAP general and administrative expenses and non-GAAP effective income tax rate are non-GAAP measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

Net income for 2021 was $653.0 million, or $22.90 per diluted share, compared to net income of $355.8 million, or $12.52 per diluted share for 2020. Excluding the impact of modification expenses related to our 2018 PSUs, legal expenses, corporate restructuring, restaurant asset impairment, and certain other costs, adjusted net income for 2021 was $724.8 million and adjusted diluted earnings per share was $25.42.

More information will be available in our Annual Report on Form 10-K, which we expect to file with the SEC by February 11, 2022.

Outlook

For 2022, management is anticipating the following:

•	First quarter comparable restaurant sales growth in the mid to high single digits range
•	Between 235 to 250 new restaurant openings (including 5 to 10 relocations to add a Chipotlane), which assumes construction and permit delays related to COVID-19 don’t worsen
•	An estimated underlying effective full year tax rate between 25% and 27% before discrete items

Definitions

The following definitions apply to these terms as used throughout this release:

•

Comparable restaurant sales, or sales comps, and comparable restaurant transactions, represent the change in period-over-period total revenue or transactions for restaurants in operation for at least 13 full calendar months.

•	Average restaurant sales refer to the average trailing 12-month food and beverage revenue for restaurants in operation for at least 12 full calendar months.
•	Restaurant level operating margin represents total revenue less direct restaurant operating costs, expressed as a percent of total revenue.
•

Digital sales represent food and beverage revenue generated through the Chipotle website, Chipotle app or third-party delivery aggregators. Digital sales exclude revenue deferrals associated with Chipotle Rewards.

Conference Call Details

Chipotle will host a conference call on Tuesday, February 8, 2022, at 4:30 PM Eastern time to discuss fourth quarter and full year 2021 financial results, as well as provide a business update for the 2022 first quarter to date.

The conference call can be accessed live over the phone by dialing 1-888-317-6003 or for international callers by dialing 1-412-317-6061 and use code: 7541344. The call will be webcast live from the company's website on the investor relations page at ir.chipotle.com/events. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. Chipotle had over 2,950 restaurants as of December 31, 2021, in the United States, Canada, the United Kingdom, France and Germany and is the only restaurant company of its size that owns and operates all its restaurants. Chipotle is ranked on the Fortune 500 and is recognized on the 2021 lists for Forbes’ America’s Best Employers and Fortune’s Most Admired Companies. With nearly 100,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. For more information or to place an order online, visit WWW.CHIPOTLE.COM.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements about our goals for number of Chipotle restaurants, restaurants with Chipotlanes and rate of expansion, first quarter 2022 comparable restaurant sales, estimated tax rates, future cash flow, and future long-term prospects. We use words such as “anticipate”, “believe”, “could”, “should”, “may”, “approximately”, “estimate”, “expect”, “potential”, “intend”, “project”, “encouraged”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on currently available operating, financial and competitive information available to us as of the date of this release and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements, including but not limited to: uncertainty regarding the duration and severity of the ongoing COVID-19 pandemic and its ultimate impact on our business, including supply chain disruptions and difficulties in acquiring restaurant equipment, impact on guest traffic, restaurant sales and operating costs and the ability of our third-party suppliers and business partners to fulfill their responsibilities and commitments; increasing wage inflation and the increasingly competitive labor market, which impacts our ability to attract and retain qualified employees and has resulted in occasional staffing shortages; increasing supply costs, including beef and freight and to a lesser extent, avocados; risks associated with our reliance on certain information technology systems and potential failures or interruptions; privacy and cyber security risks related to our acceptance of electronic payments or electronic processing of confidential customer or employee information, including through our digital app; the impact of competition, including from sources outside the restaurant industry; the financial impact of increasing our national average hourly wage to $15.00; the impact of federal, state or local government regulations relating to our employees, employment practices, restaurant design and construction, and the sale of food or alcoholic beverages; our ability to achieve our planned growth, such as the availability of suitable new restaurant sites and the availability of construction materials and contractors; increases in ingredient and other operating costs due to our Food With Integrity philosophy, tariffs or trade restrictions and supply shortages; the uncertainty of our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in consumers' perceptions of our brand, including as a result of actual or rumored food safety concerns or other negative publicity, decreased overall consumer spending (including but not limited to the increase in unemployment caused by COVID-19), or the inability to increase menu prices or realize the benefits of menu price increases; risks associated with our increased focus on our digital business, including risks arising from our reliance on third party delivery services; risks relating to litigation, including possible governmental actions related to food safety incidents and potential class action litigation regarding employment laws, advertising claims or other matters; and other risk factors described from time to time in our SEC reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.Chipotle.com.

 CHIPOTLE MEXICAN GRILL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Three months ended December 31,
	2021		2020
Food and beverage revenue	$1,939,405	98.9%	$1,586,905	98.7%
Delivery service revenue	21,228	1.1	20,805	1.3
Total revenue	1,960,633	100.0	1,607,710	100.0
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	620,150	31.6	498,450	31.0
Labor	516,829	26.4	408,364	25.4
Occupancy	107,184	5.5	99,213	6.2
Other operating costs	320,452	16.3	288,456	17.9
General and administrative expenses	159,777	8.1	124,024	7.7
Depreciation and amortization	66,262	3.4	59,956	3.7
Pre-opening costs	6,984	0.4	4,497	0.3
Impairment, closure costs, and asset disposals	4,699	0.2	7,864	0.5
Total operating expenses	1,802,337	91.9	1,490,824	92.7
Income from operations	158,296	8.1	116,886	7.3
Interest and other income, net	9,263	0.5	846	0.1
Income before income taxes	167,559	8.5	117,732	7.3
Benefit/(Provision) for income taxes	(34,084)	(1.7)	73,227	4.6
Net income	$133,475	6.8%	$190,959	11.9%
Earnings per share:
Basic	$4.75		$6.82
Diluted	$4.69		$6.69
Weighted-average common shares outstanding:
Basic	28,119		27,992
Diluted	28,485		28,552

CHIPOTLE MEXICAN GRILL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Year ended December 31,
	2021		2020
	(unaudited)
Food and beverage revenue	$7,457,169	98.8%	$5,920,545	98.9%
Delivery service revenue	89,892	1.2	64,089	1.1
Total revenue	7,547,061	100.0	5,984,634	100.0
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	2,308,631	30.6	1,932,766	32.3
Labor	1,917,761	25.4	1,593,013	26.6
Occupancy	416,606	5.5	387,762	6.5
Other operating costs	1,197,054	15.9	1,030,012	17.2
General and administrative expenses	606,854	8.0	466,291	7.8
Depreciation and amortization	254,657	3.4	238,534	4.0
Pre-opening costs	21,264	0.3	15,515	0.3
Impairment, closure costs, and asset disposals	19,291	0.3	30,577	0.5
Total operating expenses	6,742,118	89.3	5,694,470	95.2
Income from operations	804,943	10.7	290,164	4.8
Interest and other income, net	7,820	0.1	3,617	0.1
Income before income taxes	812,763	10.8	293,781	4.9
Benefit/(Provision) for income taxes	(159,779)	(2.1)	61,985	1.0
Net income	$652,984	8.7%	$355,766	5.9%
Earnings per share:
Basic	$23.21		$12.74
Diluted	$22.90		$12.52
Weighted-average common shares outstanding:
Basic	28,132		27,917
Diluted	28,511		28,416

CHIPOTLE MEXICAN GRILL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$815,374	$607,987
Accounts receivable, net	99,599	104,500
Inventory	32,826	26,445
Prepaid expenses and other current assets	78,756	54,906
Income tax receivable	94,064	282,783
Investments	260,945	343,616
Total current assets	1,381,564	1,420,237
Leasehold improvements, property and equipment, net	1,769,278	1,584,311
Long-term investments	274,311	102,328
Restricted cash	30,856	27,849
Operating lease assets	3,118,294	2,767,185
Other assets	56,716	59,047
Goodwill	21,939	21,939
Total assets	$6,652,958	$5,982,896
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$163,161	$121,990
Accrued payroll and benefits	162,405	203,054
Accrued liabilities	173,052	164,649
Unearned revenue	156,351	127,750
Current operating lease liabilities	218,713	204,756
Total current liabilities	873,682	822,199
Long-term operating lease liabilities	3,301,601	2,952,296
Deferred income tax liabilities	141,765	149,422
Other liabilities	38,536	38,844
Total liabilities	4,355,584	3,962,761
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of December 31, 2021 and 2020, respectively	-	-
Common stock, $0.01 par value, 230,000 shares authorized, 37,132 and 36,704 shares issued as of December 31, 2021 and 2020, respectively	371	367
Additional paid-in capital	1,729,312	1,549,909
Treasury stock, at cost, 9,052 and 8,703 common shares as of December 31, 2021 and 2020, respectively	(3,356,102)	(2,802,075)
Accumulated other comprehensive loss	(5,354)	(4,229)
Retained earnings	3,929,147	3,276,163
Total shareholders' equity	2,297,374	2,020,135
Total liabilities and shareholders' equity	$6,652,958	$5,982,896

CHIPOTLE MEXICAN GRILL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,
	2021	2020
	(unaudited)
Operating activities
Net income	$652,984	$355,766
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	254,657	238,534
Deferred income tax provision	(12,357)	108,350
Impairment, closure costs, and asset disposals	17,086	28,874
Provision for credit losses	493	164
Stock-based compensation expense	176,392	82,626
Other	(4,599)	3,643
Changes in operating assets and liabilities:
Accounts receivable	(1,687)	3,010
Inventory	(6,392)	(394)
Prepaid expenses and other current assets	(26,826)	(11,442)
Operating lease assets	223,837	184,538
Other assets	3,993	(26,577)
Accounts payable	21,440	(3,859)
Accrued payroll and benefits	(44,555)	76,683
Accrued liabilities	10,997	5,596
Unearned revenue	34,387	36,958
Income tax payable/receivable	193,379	(255,251)
Operating lease liabilities	(207,164)	(165,154)
Other long-term liabilities	(3,984)	1,782
Net cash provided by operating activities	1,282,081	663,847
Investing activities
Purchases of leasehold improvements, property and equipment	(442,475)	(373,352)
Purchases of investments	(429,350)	(468,418)
Maturities of investments	345,748	419,078
Proceeds from sale of equipment	4,035	-
Acquisitions of equity method investments	-	(10,025)
Net cash used in investing activities	(522,042)	(432,717)
Financing activities
Acquisition of treasury stock	(466,462)	(54,401)
Tax withholding on stock-based compensation awards	(79,870)	(48,555)
Other financing activities	(2,274)	(1,895)
Net cash used in financing activities	(548,606)	(104,851)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,039)	1,076
Net change in cash, cash equivalents, and restricted cash	210,394	127,355
Cash, cash equivalents, and restricted cash at beginning of period	635,836	508,481
Cash, cash equivalents, and restricted cash at end of period	$846,230	$635,836
Supplemental disclosures of cash flow information
Income taxes paid (refunded)	$(17,831)	$85,010
Purchases of leasehold improvements, property, and equipment accrued in accounts payable and accrued liabilities	$63,802	$46,975
Acquisition of treasury stock accrued in accounts payable and accrued liabilities	$7,695	$-

CHIPOTLE MEXICAN GRILL, INC.

SUPPLEMENTAL FINANCIAL AND OTHER DATA

(dollars in thousands)

(unaudited)

	For the three months ended
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
	2021	2021	2021	2021	2020
Number of restaurants opened	78	41	56	40	61
Restaurant closures	-	-	(5)	(5)	(1)
Restaurant relocations	(4)	(2)	(1)	-	(2)
Number of restaurants at end of period	2,966	2,892	2,853	2,803	2,768
Average restaurant sales	$2,641	$2,554	$2,466	$2,313	$2,223
Average restaurant sales, excluding delivery MPD(1)	$2,562	$2,479	$2,405	$2,273	$2,200
Comparable restaurant sales increase	15.2%	15.1%	31.2%	17.2%	5.7%

(1) Average restaurant sales, excluding delivery menu price differential ("MPD") represents average restaurant sales, as defined above, adjusted to remove the differential of delivery menu prices. This is intended to illustrate our underlying food and beverage sales per restaurant.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following tables provide a reconciliation of non-GAAP financial measures presented in the text above to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Adjusted net income is net income excluding expenses related to restaurant asset impairment, corporate restructuring, legal proceedings, stock-based compensation modification expense, and certain other costs. Adjusted general and administrative expense is general and administrative expense excluding transformation expenses, legal proceedings, stock-based compensation modification expense, and certain other costs. The adjusted effective income tax rate is the effective income tax rate adjusted to reflect the after tax impact of non-GAAP adjustments. Restaurant Level Operating Margin, a non-GAAP financial measure, is equal to the revenues generated by our restaurants less their direct operating costs which consist of food, beverage and packaging, labor, occupancy and other operating costs. This performance measure primarily includes the costs that restaurant level managers can directly control and excludes other operating costs that are essential to conduct our business. Management uses restaurant level operating margin as a measure of restaurant performance. Management believes restaurant level operating margin is useful to investors in that it highlights trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures. We present these non-GAAP measures in order to facilitate meaningful evaluation of our operating performance across periods. These adjustments are intended to provide greater transparency of underlying performance and to allow investors to evaluate our business on the same basis as our management, which uses these non-GAAP measures in evaluating the company’s performance. Our adjusted net income, adjusted diluted earnings per share, adjusted general and administrative expenses, adjusted effective income tax rate and restaurant level operating margin measures may not be comparable to other companies’ adjusted measures. These adjustments are not necessarily indicative of what our actual financial performance would have been during the periods presented and should be viewed in addition to, and not as an alternative to, our results prepared in accordance with GAAP. Further details regarding these adjustments are included in the tables below.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted Net Income and Adjusted Diluted Earnings per Share

(in thousands, except per share amounts)

(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income	$133,475	$190,959	$652,984	$355,766
Non-GAAP adjustments:
Restaurant costs:
Operating lease asset impairment and other restaurant costs(1)	1,090	3,587	3,722	14,802
Duplicate rent expense(2)	12	69	152	329
Corporate Restructuring:
Operating lease asset impairment and other office closure costs(3)	-	-	332	-
Duplicate rent expense(2)	1,237	1,496	4,964	5,301
Employee related restructuring costs(4)	54	138	449	1,097
Legal proceedings(5)	18,025	6,778	20,117	35,478
Stock-based compensation modification expense(6)	7,619	466	63,077	1,951
Other adjustments(7)	-	1,499	897	7,214
Total non-GAAP adjustments	$28,037	$14,033	$93,710	$66,172
Tax effect of non-GAAP adjustments above	(2,434)	2,063	(6,492)	(9,229)
Other tax non-GAAP adjustments(8)	-	(107,728)	(15,423)	(107,728)
After tax impact of non-GAAP adjustments	$25,603	$(91,632)	$71,795	$(50,785)
Adjusted net income	$159,078	$99,327	$724,779	$304,981

Diluted weighted-average number of common shares outstanding	28,485	28,552	28,511	28,416
Diluted earnings per share	$4.69	$6.69	$22.90	$12.52
Adjusted diluted earnings per share	$5.58	$3.48	$25.42	$10.73

(1) Operating lease asset impairment charges, and other expenses for restaurants due to underperformance.
(2) Duplicate rent expense for the corporate headquarter relocation and office consolidation announced in May 2018 and rent expense for closed restaurants announced in June 2018.
(3) Asset impairment charges and other closure expenses for the corporate headquarter relocation and office consolidation announced in May 2018.
(4) Costs for recruitment, relocation costs, third party and other employee-related costs.
(5) Charges relate to estimated settlements for distinct legal matters that exceeded or are expected to exceed typical costs for these types of legal proceedings.

(6) For the three months ended December 31, 2021 and 2020, and year ended December 31, 2021, stock-based compensation consists of a COVID-19 related modification made in December 2020 to our 2018 performance shares. For the year ended December 31, 2020, stock-based compensation consists of a March 2020 modification associated with the departure of our former Executive Chairman primarily related to his 2017 agreement of $1,485, and costs of a COVID-19 related modification made in December 2020 to our 2018 performance shares of $466.

(7) For the three months ended December 31, 2020, other adjustments consist of an asset impairment charge related to digital technology of $833 and consulting fees of $666 for assistance with the calculation of our non-recurring tax benefit. For the year ended December 31, 2021, other adjustments consist of asset impairment charges for equipment related to a discontinued restaurant initiative and certain corporate equipment of $850 and consulting fees associated with the calculation of our non-recurring tax benefit of $47. For the year ended December 31, 2020, other adjustments consist of charges associated with the departure of our former Executive Chairman of $3,840, an asset impairment charge related to digital technology of $2,708, and consulting fees of $666 for the assistance with the calculation of our non-recurring tax benefit.

(8) Primarily relates to the tax benefit from the federal net operating loss generated on our federal income tax return and carried back to prior years. The tax benefit is due to the federal income tax rate differential between the 2021 and 2020 rate of 21% and the 2015-2017 rate of 35%.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted General and Administrative Expenses

(in thousands)

(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
General and administrative expenses	$159,777	$124,024	$606,854	$466,291
Non-GAAP adjustments:
Transformation expenses(1)	(1,303)	(1,703)	(5,565)	(6,727)
Legal proceedings(2)	(18,025)	(6,778)	(20,117)	(35,478)
Stock-based compensation modification expense(3)	(7,619)	(466)	(63,077)	(1,951)
Other adjustments(4)	-	(666)	(47)	(4,506)
Total non-GAAP adjustments	$(26,947)	$(9,613)	$(88,806)	$(48,662)
Adjusted general and administrative expenses	$132,830	$114,411	$518,048	$417,629

(1) Transformation expenses include duplicate rent expense for office and restaurant closures announced in June 2018 due to the corporate restructuring and underperformance of $1,249 and $5,116 for the three months and year ended December 31, 2021, respectively, and employee related restructuring costs of $54 and $449 for the three months and year ended December 31, 2021, respectively.

(2) Charges relate to estimated settlements for distinct legal matters that exceeded or are expected to exceed typical costs for these types of legal proceedings.

(3) For the three months ended December 31, 2021 and 2020, and year ended December 31, 2021, stock-based compensation consists of a COVID-19 related modification made in December 2020 to our 2018 performance shares. For the year ended December 31, 2020, stock-based compensation consists of a March 2020 modification associated with the departure of our former Executive Chairman primarily related to his 2017 agreement, and costs of a COVID-19 related modification made in December 2020 to our 2018 performance shares.

(4) Other adjustments consist of consulting fees associated with the calculation of our non-recurring tax benefit.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted Effective Income Tax Rate

(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
Effective income tax rate	20.3%	(62.2)%	19.7%	(21.1)%
Tax impact of non-GAAP adjustments	(1.6)	86.8	0.3	36.4
Adjusted effective income tax rate	18.7%	24.6%	20.0%	15.3%

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Restaurant Level Operating Margin

(in thousands)

(unaudited)

	Three months ended December 31,
	2021	Percent of total revenue	2020	Percent of total revenue
Income from operations	$158,296	8.1%	$116,886	7.3%
Non-GAAP Adjustments:
General and administrative expenses	159,777	8.1	124,024	7.7
Depreciation and amortization	66,262	3.4	59,956	3.7
Pre-opening costs	6,984	0.4	4,497	0.3
Impairment, closure costs, and asset disposals	4,699	0.2	7,864	0.5
Total Non-GAAP Adjustments	$237,722	12.1%	$196,341	12.2%
Restaurant level operating margin	$396,018	20.2%	$313,227	19.5%

	Year ended December 31,
	2021	Percent of total revenue	2020	Percent of total revenue
Income from operations	$804,943	10.7%	$290,164	4.8%
Non-GAAP Adjustments:
General and administrative expenses	606,854	8.0	466,291	7.8
Depreciation and amortization	254,657	3.4	238,534	4.0
Pre-opening costs	21,264	0.3	15,515	0.3
Impairment, closure costs, and asset disposals	19,291	0.3	30,577	0.5
Total Non-GAAP Adjustments	$902,066	12.0%	$750,917	12.5%
Restaurant level operating margin	$1,707,009	22.6%	$1,041,081	17.4%